Exhibit 99

                       Information Regarding Joint Filers

Designated Filer of Form 4: Daniel Zeff

Date of Earliest Transaction Required to be Reported: September 26, 2005

Issuer Name and Ticker Symbol: American Physicians Service Group, Inc. (AMPH)

Name:    Spectrum Galaxy Fund Ltd.

Address: 50 California Street
         Suite 1500
         San Francisco, CA 94111

Signatures:

The undersigned, Spectrum Galaxy Fund Ltd., is jointly filing the attached Statement of Changes in Beneficial Ownership of Securities on Form 4 with Daniel Zeff with respect to the beneficial ownership of securities of American Physicians Service Group, Inc.


SPECTRUM GALAXY FUND LTD.


By: /s/ Dion R. Friedland
    ------------------------------
    Name:  Dion R. Friedland
    Title: Director